Exhibit 99.1

Concrete Pumping Holdings Reports Strong Third Quarter Fiscal Year 2026 Results and Initiates Quarterly Dividend

- Revenue up 13% to $116.8 Million with a 17% Increase in Income from Operations -

- Adjusted EBITDA up 13% to $30.4 Million -

- Raises Full-Year Outlook -

- Announces Extension of Existing Share Repurchase Plan -

- Announces Quarterly Cash Dividend Program -

DENVER, CO – September 3, 2026 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the third quarter ended July 31, 2026.

Third Quarter Fiscal Year 2026 Summary vs. Third Quarter of Fiscal Year 2025 (where applicable)

●	Revenue up 13% to $116.8 million compared to $103.7 million.
●	Gross profit up 12% to $45.2 million compared to $40.4 million.
●	Income from operations up 17% to $15.1 million compared to $12.9 million.
●	Net income up 33% to $4.9 million compared to net income of $3.7 million.
●	Net income attributable to common shareholders was $4.5 million, or $0.09 per diluted share, compared to net income of $3.3 million, or $0.07 per diluted share.
●	Adjusted EBITDA[1] up 13% to $30.4 million compared to $26.8 million, with Adjusted EBITDA margin[1] of 26.0% compared to 25.8%.
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $382.0 million. Total available liquidity at quarter end was $357.3 million compared to $358.0 million one year ago.
●	Leverage ratio[1] at quarter end improved to 3.6x compared to 3.8x.
●	Initiated quarterly cash dividend program of $0.13 per share, totaling $0.52 over the next four quarters, representing a 5.6% initial yield based on recent stock price.

Management Commentary

"Concrete Pumping Holdings delivered another excellent quarter, highlighted by double-digit revenue and Adjusted EBITDA growth, reflecting continued momentum across our U.S. operations and disciplined execution throughout the business," said Bruce Young, CEO of Concrete Pumping Holdings. "Demand for large-scale commercial and infrastructure projects, particularly data centers, remained healthy during the quarter, while our Eco-Pan business continued to benefit from strong organic growth, pricing discipline and new customer wins. Although residential and light commercial construction remain challenged and market conditions in the U.K. continue to be more subdued, our diversified platform, operational discipline and pricing strategy continue to position us well. Given our strong year-to-date performance and confidence in the business, we are once again raising our full-year outlook while remaining focused on disciplined capital allocation, free cash flow generation and creating long-term shareholder value."

"The initiation of a quarterly dividend reflects our confidence in the Company's ability to generate consistent cash flow while continuing to invest in our operations, pursue disciplined growth initiatives and reduce leverage over time," said Young. "A recurring dividend is consistent with our capital allocation framework and provides an additional way to provide superior shareholder value while maintaining our focus on strategic initiatives / growth and deleveraging."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Third Quarter Fiscal Year 2026 Financial Results

Revenue in the third quarter of fiscal year 2026 increased 12.6% to $116.8 million compared to $103.7 million in the third quarter of fiscal year 2025. The increase was primarily attributable to higher commercial and infrastructure construction demand and pricing, strongly related to growing data center and infrastructure projects, and generally more stable weather conditions across the Company’s U.S. regions.

Gross profit in the third quarter of fiscal year 2026 increased 12.0% to $45.2 million compared to $40.4 million in the prior year quarter. Gross margin was 38.7% compared to 39.0% in the prior year quarter. The slight decrease in gross margin was primarily related to fuel cost inflation.

General and administrative expenses ("G&A") in the third quarter increased to $30.1 million compared to $27.5 million in the prior year quarter due to higher stock-based compensation expense of $0.8 million and higher professional fees of $0.4 million. The remaining increase is largely attributable to incremental G&A expenses from our recent acquisitions. As a percentage of revenue, G&A costs in the third quarter declined to 25.8% compared to 26.5% in the prior year quarter.

Net income in the third quarter of fiscal year 2026 increased 33.3% to $4.9 million compared to net income of $3.7 million in the prior year quarter. Net income attributable to common shareholders in the third quarter of fiscal year 2026 increased to $4.5 million, or $0.09 per diluted share, compared to net income attributable to common shareholders of $3.3 million, or $0.07 per diluted share, in the prior year quarter.

Adjusted EBITDA in the third quarter of fiscal year 2026 increased 13.3% to $30.4 million compared to $26.8 million in the prior year quarter. Adjusted EBITDA margin increased 20 basis points to 26.0% compared to 25.8% in the prior year quarter.

Liquidity

On July 31, 2026, the Company had debt outstanding of $425.0 million, net debt of $382.0 million and total available liquidity of $357.3 million.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal year 2026 increased 9.9% to $76.2 million compared to $69.3 million in the prior year quarter. The increase was primarily attributable to (1) higher commercial and infrastructure construction demand and pricing, strongly related to growing data center and infrastructure projects, and (2) generally more stable weather conditions across the Company’s U.S. regions. These improvements were partially offset by a continued slowdown in light commercial construction and subdued residential construction demand, mostly due to high interest rates and economic uncertainty through the third quarter of 2026. Net income in the third quarter of fiscal year 2026 improved to $2.0 million compared to net income of $1.6 million in the prior year quarter. Adjusted EBITDA increased 17.8% to $18.4 million in the third quarter of fiscal year 2026 compared to $15.6 million in the prior year quarter. These increases were largely driven by the improvement in revenue, partially offset by fuel cost inflation.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal year 2026 increased 13.5% to $21.9 million compared to $19.3 million in the prior year quarter. The increase was driven by organic volume growth from growing commercial project demand including data center activity, infrastructure projects, and pricing improvements. Net income in the third quarter of fiscal year 2026 increased to $2.4 million compared to net income of $1.4 million in the prior year quarter. Adjusted EBITDA in the third quarter of fiscal year 2026 increased 19.2% to $8.8 million compared to $7.4 million in the prior year quarter. These increases were primarily driven by the increase in revenue and improved labor efficiency which was partially offset by fuel cost inflation.

U.K. Operations. Revenue in the third quarter of fiscal year 2026 increased 23.9% to $18.7 million compared to $15.1 million in the prior year quarter, primarily driven by a $3.1 million contribution from the Templant acquisition as well as slightly higher pumping volumes. Excluding the impact from foreign currency translation, revenue was up 24.3% year-over-year. Net income in the third quarter of fiscal year 2026 was $0.5 million compared to net income of $0.7 million in the prior year quarter. Adjusted EBITDA was $3.2 million in the third quarter of fiscal year 2026 compared to $3.9 million in the prior year quarter. Excluding the impact from foreign currency translation, the changes in net income and adjusted EBITDA were primarily driven by fuel cost inflation and higher repair and maintenance activity.

Fiscal Year 2026 Outlook

The Company now expects fiscal year 2026 revenue to range between $425.0 million and $435.0 million ($410.0 million to $425.0 million prior), Adjusted EBITDA to range between $103.0 million and $108.0 million ($98.0 million to $105.0 million prior), and free cash flow2 to be approximately $50.0 million ($45.0 million prior). These expectations continue to assume the light commercial and residential construction end markets will not meaningfully recover in fiscal year 2026.

As announced in January 2026, due to stricter U.S. emissions laws that are expected to take effect on January 1, 2027, for all heavy-duty engines with a 2027 model year or later, the Company had approved accelerating certain planned capital equipment investments from calendar year 2027 into calendar year 2026. As of July 31, 2026, the Company has incurred $1.9 million of accelerated 2027 capital expenditures and estimates another $17.1 million will be incurred in the fiscal 2026 fourth quarter.

Share Repurchase Program

In August 2026, the Company's board of directors extended the expiration date of its existing share repurchase program, from December 31, 2026 to November 30, 2028. As of July 31, 2026, the Company had approximately $11.9 million available for repurchase under its repurchase program.

Quarterly Cash Dividend

The Company today also announced that its Board of Directors has approved the initiation of a regular quarterly cash dividend program and declared an initial quarterly cash dividend of $0.13 per share of common stock. The initial dividend is payable on October 2, 2026 to stockholders of record at the close of business on September 18, 2026.

The Company currently intends to pay regular quarterly cash dividends. The declaration and payment of any future dividend, however, will be subject to the discretion of the Board of Directors and applicable law. Future dividend declarations, amounts, record dates and payment dates will depend on, among other factors, the Company’s results of operations, cash flows, financial condition, capital requirements, contractual restrictions, available cash and other factors the Board considers relevant at the applicable time. The Board may modify, suspend or discontinue the dividend program at any time, and the program does not obligate the Company to declare any future dividends.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Conference Call

The Company will hold a conference call on Thursday, September 3, 2026, at 5:00 p.m. Eastern time to discuss its third quarter 2026 results.

Date: Thursday, September 3, 2026

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13761834

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1770260&tp_key=983bfd9233 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through September 17, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13761834

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2026, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across 23 states, concrete pumping services in the U.K. and Republic of Ireland from approximately 35 branch locations, and route-based concrete waste management services from approximately 30 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2026 outlook, and its intention to pay future dividends, including the anticipated amount and timing of any such dividends. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. Statements regarding the Company's intention to pay future dividends, and the amount and timing of any such dividends, are forward-looking statements. The declaration, amount, and payment of any dividend will be subject to the sole discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, cash flows, financial condition, capital requirements, contractual restrictions, available cash, applicable law and other factors the Board of Directors considers relevant at the applicable time. The Company's Board of Directors may modify, suspend or discontinue the Company's dividend program at any time without notice, and there can be no assurance that the Company will continue to pay dividends at the current rate or at all. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and research and development expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of July 31,	As of October 31,
(in thousands, except per share amounts)	2026	2025
Current assets:
Cash and cash equivalents	$42,976	$44,394
Receivables, net of allowance for doubtful accounts of $1,033 and $905, respectively	62,665	53,132
Inventory	8,846	7,419
Prepaid expenses and other current assets	13,979	8,408
Total current assets	128,466	113,353

Property, plant and equipment, net	428,347	412,516
Intangible assets, net	92,111	93,933
Goodwill	224,256	223,581
Right-of-use operating lease assets	22,753	22,943
Other non-current assets	10,699	11,195
Deferred financing costs	1,625	2,021
Total assets	$908,257	$879,542

Current liabilities:
Operating lease obligations, current portion	$5,393	$4,851
Accounts payable	9,474	6,267
Accrued payroll and payroll expenses	11,272	11,973
Accrued expenses and other current liabilities	47,446	28,730
Income taxes payable	1,379	463
Total current liabilities	74,964	52,284

Long term debt, net of discount for deferred financing costs	418,744	417,891
Operating lease obligations, non-current	17,970	18,659
Deferred income taxes	92,725	89,431
Other non-current liabilities	11,000	11,488
Total liabilities	615,403	589,753

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2026 and October 31, 2025	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 50,393,420 and 51,272,503 issued and outstanding as of July 31, 2026 and October 31, 2025, respectively	6	6
Additional paid-in capital	392,802	389,880
Treasury stock	(48,906)	(41,687)
Accumulated other comprehensive income	3,914	1,589
Accumulated deficit	(79,962)	(84,999)
Total stockholders' equity	267,854	264,789

Total liabilities and stockholders' equity	$908,257	$879,542

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except per share amounts)	2026	2025	2026	2025

Revenue	$116,766	$103,676	$314,123	$284,080
Cost of operations	71,527	63,287	195,662	176,274
Gross profit	45,239	40,389	118,461	107,806

General and administrative expenses	30,151	27,459	86,810	83,131
Income from operations	15,088	12,930	31,651	24,675

Other income (expense):
Interest expense and amortization of deferred financing costs	(8,412)	(8,399)	(25,238)	(23,168)
Loss on extinguishment of debt	-	-	-	(1,392)
Interest income	199	273	734	946
Other income, net	17	228	86	290
Total other expense	(8,196)	(7,898)	(24,418)	(23,324)

Income before income taxes	6,892	5,032	7,233	1,351

Income tax expense	1,961	1,333	2,196	295

Net income	4,931	3,699	5,037	1,056

Less accretion of liquidation preference on preferred stock	(441)	(441)	(1,309)	(1,309)

Income (loss) available to common shareholders	$4,490	$3,258	$3,728	$(253)

Weighted average common shares outstanding
Basic	50,426	51,696	50,656	52,435
Diluted	51,103	51,906	51,497	52,435

Net income per common share
Basic	$0.09	$0.07	$0.07	$-
Diluted	$0.09	$0.07	$0.07	$-

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Nine Months Ended July 31,
(in thousands)	2026	2025

Net income	$5,037	$1,056
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	3,907	3,913
Foreign currency adjustments	(220)	(26)
Depreciation	31,722	31,454
Deferred income taxes	1,541	(803)
Amortization of deferred financing costs	1,248	1,311
Amortization of intangible assets	7,282	8,968
Stock-based compensation expense	2,922	1,431
Loss on extinguishment of debt	-	1,392
Net gain on the sale of property, plant and equipment	(684)	(609)
Other operating activities	(91)	(47)
Net changes in operating assets and liabilities:
Receivables	(7,121)	4,353
Inventory	(1,234)	(1,447)
Other operating assets	(1,197)	(6,978)
Accounts payable	3,145	(565)
Other operating liabilities	7,378	6,447
Net cash provided by operating activities	53,635	49,850

Cash flows from investing activities:
Purchases of property, plant and equipment	(39,960)	(34,230)
Proceeds from sale of property, plant and equipment	3,967	6,028
Acquisition of net assets, net of cash acquired - Templant	(11,150)	-
Net cash used in investing activities	(47,143)	(28,202)

Cash flows from financing activities:
Proceeds on long term debt	-	425,000
Payments on long term debt	-	(375,000)
Proceeds on revolving loan	177,755	188,229
Payments on revolving loan	(177,755)	(188,249)
Dividends paid	-	(53,132)
Payment of debt issuance costs	-	(8,163)
Purchase of treasury stock	(7,283)	(12,315)
Other financing activities	(814)	(204)
Net cash used in financing activities	(8,097)	(23,834)
Effect of foreign currency exchange rate changes on cash	187	146
Net decrease in cash and cash equivalents	(1,418)	(2,040)
Cash and cash equivalents:
Beginning of period	44,394	43,041
End of period	$42,976	$41,001

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$76,157	$69,271	$6,886	9.9%
U.S. Concrete Waste Management Services(1)	21,946	19,337	2,609	13.5%
U.K. Operations	18,663	15,068	3,595	23.9%
Total revenue	$116,766	$103,676	$13,090	12.6%

(1) For the three months ended July 31, 2026 and 2025, intersegment revenue of $0.1 million and $0.2 million, respectively, is excluded.

	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$207,628	$188,293	$19,335	10.3%
U.S. Concrete Waste Management Services(1)	60,362	54,087	6,275	11.6%
U.K. Operations	46,133	41,700	4,433	10.6%
Total revenue	$314,123	$284,080	$30,043	10.6%

(1) For the nine months ended July 31, 2026 and 2025, intersegment revenue of $0.2 million and $0.4 million, respectively, is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$1,987	$1,625	$362	22.3%
U.S. Concrete Waste Management Services	2,420	1,391	1,029	74.0%
U.K. Operations	524	683	(159)	(23.3)%
Total	$4,931	$3,699	$1,232	33.3%

	Adjusted EBITDA
	Three Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$18,385	$15,604	$2,781	17.8%
U.S. Concrete Waste Management Services	8,785	7,371	1,414	19.2%
U.K. Operations	3,242	3,868	(626)	(16.2)%
Total	$30,412	$26,843	$3,569	13.3%

	Net Income (Loss)
	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$(50)	$(3,056)	$3,006	98.4%
U.S. Concrete Waste Management Services	4,986	2,817	2,169	77.0%
U.K. Operations	101	1,295	(1,194)	(92.2)%
Total	$5,037	$1,056	$3,981	*
*Change is not meaningful

	Adjusted EBITDA
	Nine Months Ended July 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$45,187	$37,395	$7,792	20.8%
U.S. Concrete Waste Management Services	22,557	19,081	3,476	18.2%
U.K. Operations	7,098	9,875	(2,777)	(28.1)%
Total	$74,843	$66,351	$8,492	12.8%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA1	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)
Q3 2025	$104	$4	$27	$12	$15	$0.07
Q4 2025	$109	$5	$31	$9	$22	$0.09
Q1 2026	$91	$(2)	$18	$8	$10	$(0.06)
Q2 2026	$107	$3	$26	$20	$6	$0.04
Q3 2026	$117	$5	$30	$19	$11	$0.09

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A, growth or accelerated investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.
*Q3 2025 capex includes approximately $3 million growth investment.
*Q4 2025 capex includes approximately $2 million growth investment.
*Q1 2026 capex includes approximately $5 million M&A and $1 million growth investment.
*Q2 2026 capex includes approximately $11 million M&A and $3 million growth investment.
*Q3 2026 capex includes approximately $6 million growth and $2.0 million accelerated investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2026	2025	2026	2025
Consolidated
Net income	$4,931	$3,699	$5,037	$1,056
Interest expense and amortization of deferred financing costs, net of interest income	8,213	8,126	24,504	22,222
Income tax expense	1,961	1,333	2,196	295
Depreciation and amortization	13,196	13,638	39,004	40,422
EBITDA	28,301	26,796	70,741	63,995
Transaction expenses	12	1	338	3
Loss on debt extinguishment	-	-	-	1,392
Stock based compensation	1,282	526	2,922	1,431
Other income, net	(17)	(228)	(86)	(290)
Other adjustments	835	(252)	927	(180)
Adjusted EBITDA	$30,413	$26,843	$74,842	$66,351

U.S. Concrete Pumping
Net income (loss)	$1,987	$1,625	$(50)	$(3,056)
Interest expense and amortization of deferred financing costs, net of interest income	5,913	5,005	17,447	13,527
Income tax expense (benefit)	757	(133)	165	(1,795)
Depreciation and amortization	8,094	9,145	24,843	27,226
EBITDA	16,751	15,642	42,405	35,902
Transaction expenses	8	2	31	3
Loss on debt extinguishment	-	-	-	862
Stock based compensation	879	359	1,993	968
Other income, net	(2)	(144)	(8)	(161)
Other adjustments	749	(255)	766	(179)
Adjusted EBITDA	$18,385	$15,604	$45,187	$37,395

U.S. Concrete Waste Management Services
Net income	$2,420	$1,391	$4,986	$2,817
Interest expense and amortization of deferred financing costs, net of interest income	2,296	2,354	7,053	6,495
Income tax expense	1,003	1,029	1,988	1,444
Depreciation and amortization	2,576	2,501	7,470	7,428
EBITDA	8,295	7,275	21,497	18,184
Transaction expenses	4	(1)	16	-
Loss on debt extinguishment	-	-	-	530
Stock based compensation	403	167	929	463
Other income, net	(8)	(71)	(33)	(86)
Other adjustments	91	1	148	(10)
Adjusted EBITDA	$8,785	$7,371	$22,557	$19,081

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2026	2025	2026	2025
U.K. Operations
Net income	$524	$683	$101	$1,295
Interest expense, net	4	767	5	2,200
Income tax expense	200	437	44	646
Depreciation and amortization	2,526	1,992	6,691	5,768
EBITDA	3,254	3,879	6,841	9,909
Transaction expenses	-	-	291	-
Other income, net	(7)	(13)	(45)	(43)
Other adjustments	(5)	2	11	9
Adjusted EBITDA	$3,242	$3,868	$7,098	$9,875

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	July 31,	October 31,	January 31,	April 30,	July 31,
(in thousands)	2025	2025	2026	2026	2026
Senior Notes	425,000	425,000	425,000	425,000	425,000
Revolving loan draws outstanding	-	-	-	583	-
Less: Cash	(41,001)	(44,394)	(53,015)	(38,694)	(42,976)
Net debt	$383,999	$380,606	$371,985	$386,889	$382,024

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026
Consolidated
Net income (loss)	$(2,639)	$(4)	$3,699	$5,317	$(2,442)	$2,548	$4,931
Interest expense and amortization of deferred financing costs, net of interest income	5,802	8,294	8,126	8,200	8,082	8,209	8,213
Income tax expense (benefit)	(1,036)	(2)	1,333	3,384	(1,102)	1,337	1,961
Depreciation and amortization	13,200	13,584	13,638	13,121	12,928	12,880	13,196
EBITDA	15,327	21,872	26,796	30,022	17,466	24,974	28,301
Transaction expenses	-	2	-	1	31	295	12
Loss on debt extinguishment	1,392	-	-	-	-	-	-
Stock based compensation	367	538	526	617	618	1,022	1,282
Other expense (income), net	(34)	(28)	(228)	(45)	(33)	(36)	(17)
Other adjustments	(41)	113	(251)	71	(57)	148	835
Adjusted EBITDA	$17,011	$22,497	$26,843	$30,666	$18,025	$26,403	$30,413